Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Board Declares 2-for-1 Split; Increases Quarterly Dividend 54 Percent

BROOMFIELD, Colo., April 26, 2017 /PRNewswire/ -- Ball Corporation's (NYSE: BLL) board of directors today announced a two-for-one split of the company's common stock and increased the quarterly cash dividend by 54 percent to 10 cents on a post-split basis. The company's existing share repurchase authorization of more than 20 million shares on a post-split basis remains in place.

"The dividend increase represents the initial step in our return of value to shareholders following our 2016 global beverage acquisition, and reflects management's expectations of significant free cash flow generation and earnings improvement in 2017 and beyond," said John A. Hayes, chairman, president and chief executive officer. "We will announce our first quarter earnings on May 4, 2017, and will provide additional information on our progress to date." Conference call details are below.

The distribution date for the stock split will be May 16, 2017, in the form of a 100-percent stock dividend, to shareholders of record on May 8, 2017. The post-split cash dividend of 10 cents per share is payable June 15, 2017, to shareholders of record on June 1, 2017.

In addition to today's board actions, the company also named Carlos Medeiros, president, Beverage Packaging North and Central America, and promoted Carlos Eduardo Pires to president, Beverage Packaging South America.

Medeiros, 53, joined Ball in 2016 from Rexam, where he served as president, beverage packaging, South America. Medeiros succeeds Daniel W. Fisher, who was promoted to chief operating officer, global beverage packaging in late 2016. Pires, 49, also joined Ball from Rexam in 2016 and had previously served as vice president, beverage operations in South America.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,450 people worldwide and reported 2016 sales of $9.1 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its first quarter 2017 earnings call on May 4, 2017, at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800‑672‑1467. International callers should dial 303‑223‑4394. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/99yzkmrb

For those unable to listen to the live call, a taped replay will be available from11 a.m. Mountain time on May 4, 2017, until 11 a.m. Mountain time on May 11, 2017. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21848202. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2